Exhibit 12.2
                                                                      1/14/2004
                              GEORGIA POWER COMPANY
        Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2002 and the year to date September 30, 2003


                                                                                                                     Nine
                                                                                                                    Months
                                                                                                                    Ended
                                                                            Year ended December 31,              September 30,
                                                       -----------------------------------------------------------------------
                                                           1998        1999       2000         2001      2002        2003
                                                           ----        ----       ----         ----      ----        ----
                                                       ----------------------------Thousands of Dollars-----------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes                           $  976,879  $  896,272 $  921,856  $  976,318 $  977,583  $  875,926
  Interest expense, net of amounts capitalized            218,562     196,953    211,410     185,232    169,417     137,608
  Distribution on shares subj to mandatory redemption      54,327      65,774     59,104      59,104     62,553      44,756
  AFUDC - Debt funds                                        7,117      12,429     23,396      13,574      8,405       3,975
                                                       ----------  ---------- ----------  ---------- ----------  -----------
         Earnings  as defined                          $1,256,885  $1,171,428 $1,215,766  $1,234,228 $1,217,958  $1,062,265
                                                       ==========  ========== ==========  ========== ==========  ===========


FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                        $  182,879  $  164,375 $  171,994  $  162,546 $  138,850  $  116,967
   Interest on affiliated loans                                 0           0          0      12,389      9,793       3,028
   Interest  on interim  obligations                       12,213      19,787     28,262      12,693      3,074           0
   Amort of debt disc, premium  and expense, net           13,378      15,127     14,257      15,106     16,108      11,745
   Other interest  charges                                 17,209      10,094     20,292      (3,929      9,996       9,843
  Distrib on shares subj to mandatory redemption           54,327      65,774     59,104      59,104     62,553      44,756
                                                       ----------  ---------- ----------  ---------- ----------  -----------
         Fixed charges as defined                         280,006     275,157    293,909     257,909    240,374     186,339
Tax  deductible   preferred  dividends                        297         283        270         268        268         201
                                                       ----------  ---------- ----------  ---------- ----------  -----------
                                                          280,303     275,440    294,179     258,177    240,642     186,540
                                                       ----------  ---------- ----------  ---------- ----------  -----------
Non-tax  deductible  preferred  dividends                   5,642       1,446        404         402        402         302
Ratio  of net income  before  taxes to net income      x    1.695  x    1.650 x    1.646  x    1.599 x    1.581  x    1.572
                                                       ----------  ---------- ----------  ---------- ----------  -----------
Pref  dividend  requirements  before  income  taxes         9,563       2,386        665         643        636         475
                                                       ----------  ---------- ----------  ---------- ----------  -----------
Fixed  charges  plus  pref  dividend  requirements     $  289,866  $  277,826 $  294,844  $  258,820 $  241,278  $  187,015
                                                       ==========  ========== ==========  ========== ==========  ===========

RATIO OF EARNINGS TO FIXED CHARGES  PLUS
   PREFERRED  DIVIDEND  REQUIREMENTS                        4.34        4.22       4.12        4.77       5.05        5.68
                                                            =====       =====      =====       =====      =====       ====


Note: The above figures have been adjusted to give effect to Georgia Power Company's 50% ownership of Southern Electric Generating Company.